Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES MANAGEMENT CHANGES

HOUSTON May 26, 2011 — Dril-Quip, Inc. (NYSE: DRQ) today announced that, effective July 18, 2011, Blake T. DeBerry will assume the position of Senior Vice President—Sales and Engineering and James A. Gariepy will assume the position of Senior Vice President—Manufacturing, Project Management and Service.

Mr. DeBerry, 51, has been an employee of the Company since 1988. During that time, Mr. DeBerry has held a number of management and engineering positions in the Company’s domestic and international offices, including Houston, Texas, Aberdeen, Scotland and, most recently, Singapore. Since August 2005, Mr. DeBerry has served as General Manager of the Company’s Asia-Pacific region (including the Pacific Rim, Southeast Asia, Australia, India and the Middle East) headquartered in Singapore. In addition, he was named as Vice President—Dril-Quip Asia-Pacific in March 2007. Mr. DeBerry holds a bachelor of science degree in mechanical engineering from Texas Tech University.

Mr. Gariepy, 54, has been an employee of the Company since 2004. Since July 2005, Mr. Gariepy has served as General Manager of the Company’s Eastern Hemisphere region (including Europe and Africa) headquartered in Aberdeen, Scotland. In addition, he was named as Vice President—Dril-Quip Europe in March 2007. From 2004 until July 2005, Mr. Gariepy served as a Product Development Manager in the Company’s Houston office. Mr. Gariepy holds a bachelor of science in mechanical engineering from Lawrence Technological University and an MBA from the University of St. Thomas.

In connection with these appointments, Mr. DeBerry and Mr. Gariepy will relocate to the Company’s Houston headquarters and will report directly to Mr. J. Mike Walker, the Company’s Chief Executive Officer.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.